Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
May 15, 2025	Century City	Paris
	Chicago	Riyadh
Aegon Ltd.	Dubai	San Diego
World Trade Center	Düsseldorf	San Francisco
Schiphol Boulevard 223	Frankfurt	Seoul
1118 BH Schiphol	Hamburg	Silicon Valley
The Netherlands	Hong Kong	Singapore
	Houston	Tel Aviv
AEGON Funding Company LLC	London	Tokyo
6400 C Street SW	Los Angeles	Washington, D.C.
Cedar Rapids, Iowa 52499	Madrid
United States

Re:	Registration Statement on Form F-3

To the addressees set forth above:

We have acted as special counsel to Aegon Ltd., an exempted company limited by shares registered under the laws of Bermuda (“Aegon”), and AEGON Funding Company LLC, a Delaware limited liability company (“AFC”), in connection with its filing on the date hereof with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance from time to time pursuant to Rule 415 under the Act (i) by Aegon of Aegon’s common shares, par value €0.12 per share (“Common Shares”), (ii) by Aegon or AFC of one or more series of debt securities, which, if issued by AFC will be guaranteed by Aegon (collectively, “Debt Securities”), to be issued under an indenture dated October 11, 2001 (“Base Indenture”) among Aegon, AFC and The Bank of New York Mellon Trust Company, N.A. (as successor Trustee to Citibank, N.A. under the certain agreement of resignation, appointment and acceptance dated as of August 21, 2007 by and among the Aegon, AFC, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A. the “Trustee”) (which is incorporated by reference into the Registration Statement as Exhibit 4.5) and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such Base Indenture, as supplemented from time to time, together with applicable board resolutions, supplements or officer’s certificates pertaining to applicable series of Debt Securities, the “Indenture”), (iii) guarantees of Aegon or AFC (“Guarantees”), (iv) warrants of Aegon or AFC (“Warrants”), (v) purchase contracts of Aegon or AFC (“Purchase Contracts”) and (vi) units of Aegon or AFC (“Units”). The Common Shares, Debt Securities, Guarantees, Warrants, Purchase Contracts and Units are referred to herein collectively as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the applicable Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Aegon and AFC and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Limited Liability Company Act, and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction including without limitation the laws of Bermuda, or as to any matters of municipal law or the laws of any local agencies within any state, or in the case of Delaware, any law other than the Delaware Limited Liability Company Act.

May 15, 2025

Various issues pertaining to the laws of Bermuda are addressed in the opinion of Appleby (Bermuda) Limited, which has been filed as a separate exhibit to the Registration Statement. Without limiting the foregoing, we express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the specific terms of a particular series of Debt Securities and the Guarantees, if any, relating thereto have been duly established in accordance with the terms of the Indenture and authorized by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Indenture and in the manner contemplated by the applicable Prospectus and by such exempted company action or limited liability company action, such Debt Securities and the related Guarantees will be the legally valid and binding obligations of Aegon or AFC (as applicable), enforceable against Aegon or AFC (as applicable) in accordance with their terms.

2. When the applicable warrant agreement has been duly authorized, executed and delivered by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable Prospectus and by such limited exempted company action or limited liability company action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary exempted company action or limited liability company action, as applicable), such Warrants will be the legally valid and binding obligations of Aegon or AFC (as applicable), enforceable against Aegon or AFC (as applicable) in accordance with their terms.

3. When the applicable purchase contract agreement has been duly authorized, executed and delivered by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and when the specific terms of a particular issue of Purchase Contracts have been duly authorized in accordance with the terms of the applicable purchase contract agreement and authorized by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and such Purchase Contracts have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable purchase contract agreement and in the manner contemplated by the applicable Prospectus and by such exempted company action or limited liability company action (assuming the securities issuable under such Purchase Contracts have been duly authorized and reserved for issuance by all necessary exempted company action or limited liability company action, as applicable), such Purchase Contracts will be the legally valid and binding obligations of Aegon or AFC (as applicable), enforceable against Aegon or AFC (as applicable) in accordance with their terms.

4. When the applicable unit agreement has been duly authorized, executed and delivered by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and when the specific terms of a particular issuance of Units have been duly authorized in accordance with the terms of the applicable unit agreement and authorized by all necessary exempted company action of Aegon or all necessary limited liability company action of AFC (as applicable), and such Units have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable unit

May 15, 2025

agreement and in the manner contemplated by the applicable Prospectus and by such exempted company action or limited liability company action (assuming the securities issuable upon exercise of such Units have been duly authorized and reserved for issuance by all necessary exempted company action or all necessary limited liability company action, as applicable), such Units will be the legally valid and binding obligations of Aegon or AFC (as applicable), enforceable against Aegon or AFC (as applicable) in accordance with their terms.

Our opinions are subject to: (i) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and the judicial application of foreign laws or governmental actions affecting creditors’ rights (ii) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection or priority of any lien, or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of rights or defenses contained in Section 515 of the Base Indenture; and waivers of broadly or vaguely stated rights, (i) covenants not to compete, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (o) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (q) any provision of the Documents (defined below) that refers to, incorporates or is based upon the law of any jurisdiction other than the State of New York or the United States, and (r) the severability, if invalid, of provisions to the foregoing effect.

We have assumed that since the original date of the Base Indenture, it has not been amended, restated, modified or supplemented, except as specifically set forth in the supplemental indentures dated November 14, 2003, June 1, 2005, November 23, 2005, December 12, 2005, June 28, 2006, September 21, 2007, November 27, 2009, January 31, 2012, April 11, 2018 and October 22, 2019, or terminated and that no rights pursuant thereto have been released, waived, or modified either expressly or by any action or inaction of the parties thereto and that no party has defaulted on its obligations thereunder.

With your consent, we have assumed, except to the extent we have expressly opined as to such matters with respect to AFC and Aegon herein, (a) that each of the Debt Securities, Guarantees, Warrants, Purchase Contracts, Units, warrant agreements purchase contract agreements and unit agreements governing such Securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (b) that the Indenture and each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto, (c) that the Indenture and each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, (d) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities, and (e) that all members that are entities have duly taken such internal actions (such as board, member, manager, or partner approval) as may be necessary to enable them to duly act, and that such entities have duly acted (and duly authorized the Documents, as applicable), in their capacities as members of AFC in connection with the Documents.

May 15, 2025

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP